STEVEN H. DONG
                           CERTIFIED PUBLIC ACCOUNTANT
                           1048 IRVINE AVE., SUITE 306
                             NEWPORT BEACH, CA 92660
                     TEL: (714) 287-0194 FAX: (714) 645-7610

                                  July 1, 1996

NuOasis Gaming, Inc.
2 Park Plaza, Suite 470
Irvine, California  92714

         RE:       Addendum to and Renewal of Consulting Agreement

This letter will serve as an Addendum to the undersigned's Consulting Agreement dated July 1,1995 (the "Consulting Agreement") with NuOasis Gaming, Inc., formerly E.N. Phillips Company (the "Company"). Pursuant to the Consulting Agreement, the Company agrees that the Consulting Agreement will be renewed for fiscal year 1997 (the "Renewal Term") with an increase in the Base Fee to $39,000 per annum.

As soon as practicable following execution of this Addendum, the Company agrees to include in a Form S-8 Registration Statement at its expense a sufficient number of common shares of the Company in order to pay for professional services rendered.

The Company agrees that it will indemnify, defend and hold the Consultant harmless from and against all demands, claims, actions, prosecutions, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties, and attorney's fees and expenses, asserted against, resulting to, imposed upon or incurred by Consultant, directly or indirectly, resulting from any dispute, claim, suit, proceeding, or cause of action arising from or in any way connected to the providing of services to the Company under the Consulting Agreement and this Addendum to and Renewal of Consulting Agreement.

If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me.

                                        Very truly yours,
                                        /s/  Steven H. Dong, CPA
                                        ---------------------------------------
                                             Steven H. Dong, CPA
                                             ("Consultant")

APPROVAL AND ACCEPTANCE
READ AND ACCEPTED THIS 1st day of July, 1996.

NUOASIS GAMING, INC.                    NONA MORELLI'S II, INC.

By: /s/   Fred G. Luke                  By: /s/   Fred G. Luke
-----------------------------           ---------------------------------------
Name:     Fred G. Luke                  Name:    Fred G. Luke
Title:    President                     Title:   Chief Executive Officer